UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Postal, Edward D.
   c/c PSINet Inc.
   510 Huntmar Park Drive
   Herndon, VA  20170
   USA
2. Issuer Name and Ticker or Trading Symbol
   PSINet Inc.
   PSIX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Former Executive Vice President and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $.01 par valu|3/2/00|M   | |275,000           |A  |*          |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/2/00|S   | |225,000           |D  |$51.9322   |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/3/00|M   | |200,000           |A  |*          |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/3/00|S   | |200,000           |D  | $52.3506  |                   |      |                           |
e                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/20/0|S   | |13,446            |D  |$47.96     |                   |      |                           |
e                          |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/21/0|S   | |10,000            |D  |$45.5      |                   |      |                           |
e                          |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/21/0|S   | |9,300             |D  |$49        |                   |      |                           |
e                          |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/21/0|S   | |400               |D  |$49.125    |                   |      |                           |
e                          |0     |    | |                  |   |           |                   |      |                           |
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Common Stock, $.01 par valu|3/21/0|S   | |300               |D  |$49.0625   |59,600             |D     |                           |
e                          |0     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Options to purchase Co|$5      |3/2/0|M   | |166,668    |D  |**   |**   |Common Stock|116,668|       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$3.5    |3/2/0|M   | |56,803     |D  |**   |**   |Common Stock|56,803 |       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$4.125  |3/2/0|M   | |42,058     |D  |**   |**   |Common Stock|42,803 |       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$3.8125 |3/2/0|M   | |9,471      |D  |**   |**   |Common Stock|9,471  |       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$3.8125 |3/3/0|M   | |90,528     |D  |**   |**   |Common Stock|90,528 |       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$5.3438 |3/3/0|M   | |83,333     |D  |**   |**   |Common Stock|83,333 |       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$21.375 |3/3/0|M   | |11,459     |D  |**   |**   |Common Stock|11,459 |       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$24.3125|3/3/0|M   | |14,680     |D  |**   |**   |Common Stock|14,680 |       |0           |   |            |
mmon Stock, $.01 par v|        |0    |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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Options to purchase Co|$24.3125|3/19/|M   | |13,446     |D  |**   |**   |Common Stock|13,446 |       |0           |   |            |
mmon Stock, $.01 par v|        |00   |    | |           |   |     |     |, $.01 par v|       |       |            |   |            |
alue                  |        |     |    | |           |   |     |     |alue        |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
All amounts reflect 2-for-1 stock split approved for holders of record as of January 28, 2000, and which was effective February 11, 2000.
*Reflects exercise of in-the-money stock options with strike prices between $3.5 and $24.3125.
**Mr. Postal resigned from PSINet effective 3/1/00 and all unvested options were cancelled on that date. All vested options are exercisable within three months of termination after which any remaining unexercised options will be cancelled.
SIGNATURE OF REPORTING PERSON
Edward D. Postal
DATE
April 7, 2000